Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK APPOINTS GEORGE ROCHE TO BOARD OF DIRECTORS

SPARKS, MD, JANUARY 24 — George A. Roche, the former Chairman and President of T. Rowe Price Group, Inc. has been appointed to the Board of Directors of McCormick & Company, Incorporated (NYSE: MKC), effective February 1, 2007.

Mr. Roche was appointed Chairman and President of T. Rowe Price in 1997 and served in that capacity until his retirement in December 2006.  He served as a member of the Board of Directors of T. Rowe Price since 1980 and as its chief financial officer from 1984 until 1997.

Mr. Roche joined T. Rowe Price Associates in 1968 as an analyst covering primarily the natural resources industries.  He did much of his initial work for Mr. Thomas Rowe Price, who started the New Era Fund in 1969.  The New Era Fund was designed to invest in inflation resistant companies with an emphasis on natural resources companies.  Mr. Roche was the President and Portfolio Manager of the New Era Fund from 1979 to 1997.

Mr. Roche earned a B.A. from Georgetown University and a Masters in Business Administration from the Harvard Business School.

Commented Robert J. Lawless, Chairman & CEO of McCormick, “We are very pleased to have Mr. Roche join our Board.  He not only brings a wealth of financial experience to the Board, but he also adds the perspective of a senior executive of a highly respected investment management firm.  His extensive experience in the global investment community will be invaluable to McCormick and its stockholders.”

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:		Investor Relations:
John McCormick		Joyce Brooks
(410) 771-7110		(410) 771-7244
john_mccormick@mccormick.com		joyce_brooks@mccormick.com

1/2007